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Exhibit 10.2

         THE COCA-COLA COMPANY

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2008

THE COCA-COLA COMPANY

DEFERRED COMPENSATION PLAN

As Amended and Restated as of January 1, 2008

        The Coca-Cola Company Deferred Compensation Plan (the "Plan") is intended to provide a select group of management or highly-compensated employees the ability to defer base salary and annual incentive compensation. This restated Plan document applies to all deferrals on or after January 1, 2005 that are subject to the provisions of Section 409A of the Internal Revenue Code. All other deferrals prior to January 1, 2005 are subject to the Plan rules in effect at the time the compensation was deferred.

ARTICLE I
DEFINITIONS

        Capitalized terms used in this Plan, shall have the meanings specified below.

        "Account" or "Accounts" shall mean all of such Subaccounts that are specifically provided in this Plan.

        "Annual Incentive" shall mean the annual bonus earned for a year pursuant to any annual incentive plan or program adopted by the Compensation Committee. Annual Incentive shall not include any spot bonuses, hiring bonuses, separation payments, retention payments, or other special or extraordinary payments.

        "Base Salary" shall mean a Participant's annual base salary, and shall not include bonuses, commissions, incentives, severance and all other remuneration for services rendered to the Company. Base Salary shall be calculated prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

        "Beneficiary" or "Beneficiaries" shall mean the person or persons designated in writing by a Participant in accordance with procedures established by the Committee or the third-party recordkeeper to receive the benefits specified hereunder in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Committee or the third-party recordkeeper. No designation of a Beneficiary other than the Participant's spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary.

        "Board of Directors" or "Board" shall mean the Board of Directors of The Coca-Cola Company.

        "Change of Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act as in effect on January 1, 2002, provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 2002) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the share owners of the Company approve any merger or consolidation as a result of which the Stock shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, and such merger, consolidation, liquidation or sale is completed; or (iv) the share owners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, and such merger, consolidation, liquidation or sale is completed; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise. Additionally, no Change in Control will be deemed to have occurred under clause (i) if, subsequent to such time as a Change of Control would otherwise be deemed to have occurred, a majority of the Directors in office prior to the acquisition of the securities by such person determines otherwise.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean the Committee appointed by the Compensation Committee to administer the Plan in accordance with Article VII.

        "Company" shall mean The Coca-Cola Company, a Delaware corporation.

        "Company Discretionary Contribution" shall mean such discretionary amount, if any, contributed by the Company for a Participant. Such amount may differ from Participant to Participant. Company Discretionary Contributions must require the Participant to continue to provide services for at least 12 months for such Company Discretionary Contribution to vest.

        "Company Discretionary Contribution Subaccount" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to (i) the Company Discretionary Contribution Amount, if any, paid by the Company and (ii) earnings and losses pursuant to Section 4.2.

        "Compensation" shall mean Base Salary and Annual Incentive.

        "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of the Company or any subcommittee thereof.

        "Compensation Deferral Subaccount" shall mean the bookkeeping account maintained by the third-party recordkeeper for each Participant that is credited with amounts equal to (i) the portion of the Participant's Compensation that he or she elects to defer, and (ii) earnings and losses attributable thereto pursuant to Section 4.1.

        "Disability" shall mean a condition for which a Participant becomes eligible for and receives a disability benefit under the long term disability insurance policy issued to the Company providing Basic Long Term Disability Insurance benefits pursuant to The Coca-Cola Company Health and Welfare Benefits Plan, or under any other long term disability plan that hereafter may be maintained by the Company or any Related Company, provided that the Participant is unable to engage in any substantial gainful activity by reason of any medially determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

        "Distributable Amount" shall mean the vested balance in a Participant's Accounts subject to distribution in a given Plan Year.

        "Effective Date" of this amended and restated Plan shall be January 1, 2008. However, all deferrals on or after January 1, 2005 that are subject to Section 409A of the Code, including the 2004 Annual Incentive paid in March 2005, shall be subject to the terms of this Plan.

        "Eligible Employee" shall mean a select group of management and/or highly compensated employees of the Company or a Participating Subsidiary specifically selected by the Committee in accordance with the procedures set forth in Article II.

        "Enrollment Period" shall mean a period of time in the calendar year prior to the year for which deferrals will be made when Eligible Employees are permitted to enroll in the Plan and defer Compensation for the upcoming year.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Fund" or "Funds" shall mean, one or more of the investment funds selected by the Committee, or its designee, to which Participants may elect to make deemed investments pursuant to Section 3.3.

        "Investment Rate" shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month.

        "Participant" shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.

        "Participating Subsidiary" means a subsidiary of the Company which the Committee has designated as such and whose employees are eligible to participate in the Plan; provided that such employee is an Eligible Employee.

        "Plan" shall mean The Coca-Cola Company Deferred Compensation Plan.

        "Plan Year" shall mean January 1 to December 31 of each year.

        "Scheduled Distribution Date" shall mean the last business day of February of the year elected by the Participant for a withdrawal of amounts deferred in a given Plan Year, and earnings and losses attributable thereto, as elected by the Participant for such Plan Year and subject to the requirements of Section 6.1(a).

        "Separation from Service" shall mean that employment with an Employer terminates such that it is reasonably anticipated that no further services will be performed. Separation from Service shall be interpreted in a manner consistent with Section 409A of the Code and the regulations thereunder.

        "Specified Employee" shall mean a key employee of an Employer who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, as defined in Section 409A of the Code and the regulations thereunder.

        "Unforeseeable Emergency" shall mean a severe unforeseeable financial hardship as defined in Section 409A and the regulations thereunder, including a severe financial hardship resulting from i) an illness or accident of the Participant, the Participant's spouse, the Participant's designated Beneficiary, or the Participant's dependent (as defined in Section 152 of the Code, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), ii) the loss of the Participant's property due to casualty, or iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control.

ARTICLE II
ELIGIBILITY FOR PARTICIPATION

2.1   Determination of Eligible Employee.

        The Committee shall, from time to time, determine which employees are Eligible Employees under the Plan. Eligible Employees shall be notified prior to or during the Enrollment Period that they are eligible.

2.2   Participation.

        An Eligible Employee shall become a Participant in the Plan by electing to make deferrals of Compensation in accordance with Article III. An Eligible Employee also becomes a Participant if credited with a Company Discretionary Contribution.

2.3   Amendment of Eligibility Criteria.

        The Committee may, in its discretion, change the criteria for eligibility for any reason, including to comply with all applicable laws relating to salary grade (or other similar measurement criteria) and compensation levels; provided, however, that no change in the criteria for eligibility of any officer of the Company shall be affected unless such changes are (i) within parameters established by the Compensation Committee or (ii) approved by the Compensation Committee. Eligibility for participation in one year does not guarantee eligibility to participate in any future year.

ARTICLE III
ELECTIONS

3.1   Election to Defer Compensation.

        (a)    Timing of Election to Defer Compensation.    An Eligible Employee may elect to defer eligible Compensation only during the Enrollment Period. Such election must be made no later than December 31 prior to the year for which the Compensation would be earned. For Base Salary to be paid for services performed in a year, an election to defer such Base Salary must be made no later than December 31 of the prior year. For Annual Incentives paid for services performed in a year, an election to defer such Annual Incentive must be made no later than December 31 of the prior year. To illustrate this provision, for Base Salary to be paid for services in 2008, an election to defer must be made by December 31, 2007. For Annual Incentives earned for the 2008 calendar year, to be paid in March 2009, an election to defer must be made by December 31, 2007.

        (b)    Amount of Compensation Eligible for Deferral.    An Eligible Employee may elect to defer up to 80% of his Base Salary and up to 100% of his Annual Incentive. The total amount deferred by a Participant shall be reduced in 1% increments, if necessary, to satisfy Social Security Tax (including Medicare), income tax withholding for compensation that cannot be deferred and employee benefit plan withholding requirements. If an Eligible Employee elects to defer Base Salary, the minimum amount of Base Salary that may be deferred for any Plan Year is $5,000. If an Eligible Employee elects to defer Annual Incentive, the minimum percentage that may be deferred is 10% of such Annual Incentive.

        (c)    Irrevocable Elections.    All elections become irrevocable as of December 31 of the year prior to the Plan Year for which Compensation is deferred.

        (d)    Duration of Election.    An Eligible Employee's election to defer Compensation for any Plan Year is effective only for such Plan Year. In order to defer Compensation for a subsequent Plan Year, an Eligible Employee must file a new deferral election during the Enrollment Period with respect to

Base Salary and Annual Incentive for any subsequent Plan Year by filing a new election during the Enrollment Period prior to the beginning of the next Plan Year.

        (e)    Method of Election.    Such elections may be made in writing or through a third-party recordkeeper, provided that there is sufficient record of when such election is made.

3.2   Elections as to Time and Form of Payment.

        (a)    Timing of Election.    Within the same time frame provided in Section 3.1(a), an Eligible Employee who elects to defer Compensation must make an election during the Enrollment Period regarding the time and form of payment of the Compensation and earnings and losses attributed thereto for the Compensation deferred for that Plan Year. If no such election is made, all Compensation and earnings and losses attributable thereto deferred for such Plan Year will be paid in a lump sum after Separation from Service, pursuant to the Separation from Service provision in Section 6.2 below.

        For Participants receiving a Company Discretionary Contribution, the Participant must make an election regarding the time and form of payment of the Company Discretionary Contribution within 30 days of obtaining the legally-binding right to the Company Discretionary Contribution, whether or not such Company Discretionary Contribution is vested. If no such election is timely made, the Company Discretionary Contribution will be paid in a lump sum after Separation from Service, pursuant to the Separation from Service provision in Section 6.2 below.

        (b)   The available options as to time and form of payment are described in Article VI of this Plan.

        (c)   Elections as to time and form of payment become irrevocable as of December 31 of year prior to the year for which Compensation is deferred; however, subsequent changes may be made in compliance with Section 409A of the Code, as described in Section 3.2(e) below.

        (d)   The election of time and form of payment relates to and is effective only for the Compensation deferred for such Plan Year. Such election must be made for each Plan Year for which Compensation is deferred.

        (e)   Subsequent Changes in Time and Form of Payment.    A Participant may delay the timing of a previously-scheduled payment or may change the form of a payment only if such subsequent deferral election meets all of the following requirements:

            (i)  the subsequent deferral election shall not take effect until at least 12 months after the date on which it is made;

           (ii)  the election must be made at least 12 months prior to the date the payment is scheduled to be made. For installment payments, the election must be made at least 12 months prior to the date the first payment in such installment was scheduled to be made; and

          (iii)  the subsequent deferral election must delay the payment for at least five years from the date the payment would otherwise have been made. For installment payments, the delay is measured from the date the first payment was scheduled to be made. This provision applies to elections to change the timing and/or the form of payment.

A Participant may make multiple subsequent changes, as long as each change meets all of the requirements above. Prior to January 1, 2009, a Participant may make other changes in time or form of payment only if allowed and in compliance with the regulations and transition guidance under Section 409A of the Code.

        (f)    Initial elections and subsequent elections, if any, may be made in writing or through a third-party recordkeeper, provided that there is sufficient record of when such election is made.

3.3   Elections as to Deemed Investment Choices.

        (a)   Within the same time frame provided in Section 3.1(a), an Eligible Employee who elects to defer Compensation shall make an election regarding how the Compensation deferred shall be deemed to be invested for purposes of determining the amount of earnings or losses to be credited to the Participants' Accounts. If no such election is made, the Compensation deferred shall be deemed invested in the most risk-free type of investment fund.

        (b)   The Committee, or its designee, shall select from time to time, in its sole and absolute discretion, investments of various types that shall be communicated to the Participant. The Investment Rate of each such investment fund shall be used to determine the amount of earnings or losses to be credited to Participant's Compensation Deferral Subaccount and Company Discretionary Contribution Subaccount. Although the Participant may designate the specific fund within each type of investment, the Committee shall not be bound by such designation and may change or replace funds in its discretion. Deemed investment choices may be changed as frequently as daily, or any other frequency established by the Committee.

ARTICLE IV
DEFERRAL ACCOUNTS

4.1   Compensation Deferral Subaccount.

        The Plan administrator or third-party recordkeeper shall establish and maintain a Compensation Deferral Subaccount for each Participant under the Plan. Each Participant's Compensation Deferral Subaccount shall be further divided into separate subaccounts ("investment fund subaccounts"), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.3(a). A Participant's Compensation Deferral Subaccount shall be credited as follows:

          (a)   On the day the amounts are withheld and/or deferred from a Participant's Compensation, the Plan administrator or third-party recordkeeper shall credit the investment fund subaccounts of the Participant's Compensation Deferral Subaccount with an amount equal to Compensation deferred by the Participant in accordance with the Participant's election under Section 3.3(a).

          (b)   Each business day, each investment fund subaccount of a Participant's Compensation Deferral Subaccount shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Investment Rate for the corresponding Fund selected pursuant to Section 3.3(a).

4.2   Company Discretionary Contribution Subaccount.

        The Plan administrator or third-party recordkeeper shall establish and maintain a Company Discretionary Contribution Subaccount for each Participant who receives a Company Discretionary Contribution under the Plan. A Participant's Company Discretionary Contribution Subaccount shall be further divided into separate investment fund subaccounts, each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.3(a). A Participant's Company Discretionary Contribution Subaccount shall be credited as follows:

          (a)   The Plan administrator or third-party recordkeeper shall credit the investment fund subaccounts of the Participant's Company Discretionary Contribution Subaccount with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant as of the day such amount is deemed contributed.

          (b)   Each business day, each investment fund subaccount of a Participant's Company Discretionary Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Investment Rate for the corresponding Fund, selected pursuant to Section 3.3(a).

ARTICLE V
VESTING

        5.1    Vesting.

        A Participant shall be 100% vested in his or her Compensation Deferral Subaccount. A Participant shall be vested in his or her Company Discretionary Contribution Account in accordance with any schedule that the Company or the Compensation Committee, where applicable, establishes with respect to his or her Company Discretionary Contribution, provided that the vesting period for Company Discretionary Contributions shall be at least 12 months.

        5.2    Vesting Upon Death, Disability or Change of Control.

        Upon death or the Disability of a Participant, or in the event of a Change of Control, the Participant shall be 100% vested in his or her Company Discretionary Contribution Subaccount, unless otherwise provided by the Company or Compensation Committee, where applicable, at the time the Company Discretionary Contribution Amount is made.

ARTICLE VI
DISTRIBUTIONS

        Distributions from the Plan shall be made only in accordance with this Article VI. All distributions shall be in cash.

6.1   Distribution of Accounts While Employed.

        (a)    Scheduled Distributions.

        A Participant may elect, at the time the Compensation is deferred in accordance with Section 3.2, to receive his Compensation deferred for a Plan Year, and all earnings and losses attributed thereto, while employed. A Participant's Scheduled Distribution Date in a given Plan Year may be no earlier than three years from the last day of the Plan Year for which the deferrals of Compensation are made or Company Discretionary Contribution Amounts are credited, or such later time as may be required by applicable Treasury Regulations or Internal Revenue Service guidance. The Participant's Scheduled Distribution Date shall be the last business day in February of the year the Participant elects. The value of the Participant's Distributable Amount shall be determined as of the last business day of Plan Year prior to the Scheduled Distribution Date. A Participant may change the Scheduled Distribution Date only in accordance with the provisions of Section 3.2(e).

        In the event a Participant has a Separation from Service with the Company prior to a Scheduled Distribution Date, the provisions of Section 6.2 below shall govern the distribution, rather than this Section 6.1(a).

        (b)   Except as provided in Section 6.3 for an Unforeseeable Emergency, no unscheduled in-service distributions are permitted.

6.2   Distribution of Accounts after Separation from Service.

        If a Participant has a Separation from Service, the provisions of this Section shall apply to the distribution of the Participant's Accounts. Section (a) shall apply to all Separations from Service for any reason, except death.

        (a)   Separation from Service.

          (1)    Age 50 with Five Years of Service, or Age 55.

            At the time of the Participant's Separation from Service, if the Participant has either i) attained age 50 and has completed five years of service (as determined by reference to "Years of Vesting Service" under the Employee Retirement Plan of The Coca-Cola Company) or ii) attained age 55, then the Participant's Account shall be distributed in accordance with the elections the Participant made as described in Section 3.2. A Participant may elect a lump sum payment or installment payments. If no proper election is made as to time or form of payment for any amounts, such amounts shall be paid in a lump sum.

            A.    Lump Sum.    For Distributable Amounts for which the Participant has elected a lump sum (or if no proper election is made), the Distributable Amounts shall be paid to the Participant on the last business day of February following the year in which the Participant has a Separation from Service. For Plan Years prior to 2008, a Participant, at the time the amounts were deferred in accordance with Section 3.2, could have elected the lump sum to be paid a specified number of years following Separation from Service. For such elections, the Distributable Amount shall be paid to the Participant on the last business day of February in the year elected. The Distributable Amounts shall be valued as of the last business day of the Plan Year prior to the date of distribution.

            If a Participant has made an irrevocable election to defer his Annual Incentive, such Annual Incentive is deferred after the Participant's Account has been distributed, and the Participant had elected to receive a lump sum, the additional Account balance shall be distributed on the last business day of April following the date the Annual Incentive is deferred. The additional Account balance shall be valued as of the last business day of March of the year in which the Annual Incentive is deferred.

            Notwithstanding any other provision herein, for a Participant who is a Specified Employee at the time of his Separation from Service, the Distributable Amount shall be paid the later of i) the last business day of February following the year in which the Participant has a Separation from Service, or ii) the last business day of the sixth month following the month in which the Participant has a Separation from Service. In either case, the Specified Employee's Distributable Amounts shall be valued as of the last day of the Plan Year in which he has a Separation from Service.

            B.    Installment Payments.    A Participant who has met the requirements of this Section 6.2(a)(1) may elect to receive the amounts deferred for a Plan Year in installment payments. The Participant may elect 5, 10 or 15 installments. For Distributable Amounts for which the Participant has elected installments, the first installment shall be paid to the Participant on the last business day of February following the year in which the Participant has a Separation from Service. Each subsequent installment shall be paid on the last business day of February each year. For Plan Years prior to 2008, a Participant, at the time the amounts were deferred in accordance with Section 3.2, could have elected installment payments to begin a specified number of years following Separation from Service. For such elections, the installment payments shall be paid to the Participant on the last business day of February in the year elected. For each installment, the Distributable Amounts shall be valued as of the last business day of the Plan Year prior to the date of distribution.

            If a Participant has made an irrevocable election to defer his Annual Incentive, such Annual Incentive is deferred after the Participant's Account has started to be distributed, and the Participant had elected to receive installment payments, the additional deferral shall be added to the Participant's balance in his Deferral Compensation Subaccount and shall be distributed in accordance with the installment election.

            Notwithstanding any other provision herein, for a Participant who is a Specified Employee at the time of his Separation from Service, the first installment of the Distributable Amount shall be paid the later of i) the last business day of February following the year in which the Participant has a Separation from Service, or ii) the last business day of the sixth month following the month in which the Participant has a Separation from Service. In either case, the Specified Employee's Distributable Amounts shall be valued as of the last day of the Plan Year in which he has a Separation from Service.

          (2)    All other Separations from Service.

          If, at the time of the Participant's Separation from Service, a Participant has not either i) attained age 50 and has completed five years of service (as determined by reference to "Years of Vesting Service" under the Employee Retirement Plan of The Coca-Cola Company) or ii) attained age 55, then the Participant's entire Account balance shall be distributed in a single lump sum. The Account balance shall be paid on the last business day of February in the year following the year in which the Participant has a Separation from Service. The Account balance shall be valued as of the last day of the Plan Year in which the Participant has a Separation from Service.

          Notwithstanding any other provision herein, for a Participant who is a Specified Employee at the time of his Separation from Service, the Distributable Amount shall be paid the later of i) the last business day of February following the year in which the Participant has a Separation from Service, or ii) the last business day of the sixth month following the month in which the Participant has a Separation from Service. In either case, the Specified Employee's Distributable Amount shall be valued as of the last day of the Plan Year in which he has a Separation from Service.

  (b)
  Death

        In the case of the death of a Participant, either while employed by the Company or prior to distribution of the Participant's entire Account balance, the Participant's Account balance shall be distributed to the Participant's Beneficiary, in a lump sum on the last business day of the month following the quarter in which the Participant's death occurs. The value of the Participant's Account shall be determined as of the last business day of the quarter in which the Participant's death occurs.

6.3   Unforeseeable Emergency

        A Participant shall be permitted to elect a distribution from his Deferral Compensation Subaccount and/or his vested Company Discretionary Contribution Subaccount prior to the date the Accounts were to be distributed, subject to the following restrictions:

          (a)   the election to take a distribution due to an Unforeseeable Emergency shall be made by requesting such a distribution in writing to the Committee, including the amount requested and a description of the need for the distribution;

          (b)   the Committee shall make a determination, in its sole discretion, that the requested distribution is on account of an Unforseeable Emergency; and

          (c)   the Unforseeable Emergency cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

The amount determined by the Committee as distributable due to an Unforeseeable Emergency shall be paid within 30 days after the request for the distribution is approved by the Committee.

ARTICLE VII
ADMINISTRATION

7.1   Committee.

        A Committee shall be appointed by, and serve at the pleasure of, the Compensation Committee. The number of members comprising the Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Compensation Committee. The Compensation Committee may remove any member by delivering a copy of its resolution of removal to such member.

7.2   Committee Action.

        The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by a majority of members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. Any member of the Committee may execute any certificate or other written direction on behalf of the Committee.

7.3   Powers of the Committee.

        The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not limited to, the following:

            (i)  To select the Funds in accordance with Section 3.3(b) hereof;

           (ii)  To construe and interpret the terms and provisions of this Plan;

          (iii)  To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

          (iv)  To maintain all records that may be necessary for the administration of the Plan;

           (v)  To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

          (vi)  To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

         (vii)  To appoint a Plan administrator, third-party recordkeeper, or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

        (viii)  To take all actions necessary for the administration of the Plan.

7.4   Construction and Interpretation.

        The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan, including but not limited to Section 409A of the Code.

7.5   Compensation, Expenses and Indemnity.

        (a)   The members of the Committee shall serve without compensation for their services hereunder.

        (b)   The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

        (c)   To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.6   Disputes.

        (a)    Claim.

        A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant"), or his or her duly authorized representative, must file a written request for such benefit with the Committee, setting forth his or her claim within one year of the date such Claimant believes he or she was entitled to benefits under the Plan (as described in Section 7.6(e)). The request must be addressed to the Director, Executive Compensation of the Company at its then principal place of business.

        (b)    Claim Decision.

        Upon receipt of a claim, the Committee (or its designee) shall deliver such reply within 90 days of receipt of the claim. The Committee may, however, extend the reply period before the end of such 90 days by notifying the Claimant in writing of the special circumstances requiring the extension and the date by which it expects to render its decision. Such extension will not exceed 90 days from the end of the initial period.

        If the claim is denied in whole or in part, the Committee (or its designee) shall inform the Claimant in writing, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c).

        (c)    Request For Review.

        Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company. Such request must be addressed to the Director, Executive Compensation of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such 60 day period, he or she shall be barred and estopped from challenging the Company's determination.

        (d)    Review of Decision.

        Within 60 days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, the decision setting forth the specific reasons for the decision, written in a manner calculated to be understood by the Claimant, containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Committee will so notify the Claimant in writing before the end of such period and indicate the date on which it expects to render its decision, which shall be no later than 120 days after receipt of the request for review.

        (e)    Limitation on Actions.

        A Claimant must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought. Any claim must be brought within one year after (a) in the case of any lump-sum payment, the date on which the payment was made; (b) in the case of an annuity payment or installment payment, the date of the first payment in the series of payments; or (c) for all other claims, the date on which the action complained of occurred. Any suit must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of a claim for benefits. Notwithstanding any other provision herein, any suit must be brought within two years after the date the claim first arose (as described above).

ARTICLE VIII
MISCELLANEOUS

8.1   Unsecured General Creditor.

        Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA.

8.2   Restriction Against Assignment.

        The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

8.3   Withholding.

        There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4   Amendment, Modification, Suspension or Termination.

        The Compensation Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts. The Committee may also amend the Plan, provided that the Committee may only adopt amendments that i) apply to the general population of Participants and do not affect only officers of the Company; ii) do not have a material financial impact on the Company; or iii) are required by tax or legal statutes, regulations or pronouncements.

8.5   Governing Law.

        Except to extent preempted by Federal Law, this Plan shall be construed, governed and enforced under the laws of the State of Delaware (without regard to the conflicts of law principles thereof) and any and all disputes arising under this Plan are to be resolved exclusively by courts sitting in Delaware.

8.6   Receipt or Release.

        Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7   Limitation of Rights and Employment Relationship.

        Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company except as provided in the Plan; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan.

8.8   Headings.

        Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

        As evidence of the adoption of this Plan, effective January 1, 2008, by The Coca-Cola Company, this document is signed by a duly authorized officer.

THE COCA-COLA COMPANY
By:
Senior Vice President, Human Resources
Date:

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  Exhibit 10.2